                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        Delco Remy International, INC.
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               (Name of Registrant as Specified In Its Charter)

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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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                        DELCO REMY INTERNATIONAL, INC.

                   Notice of Annual Meeting of Shareholders

                     Date:  December 16, 1999
                     Time:  11:00 a.m.
                     Place: New York Marriott Marquis Hotel
                            1535 Broadway
                            New York, New York 10036


The purposes of the Annual Meeting are:

     1.  To elect directors;

     2.  To ratify the appointment of independent accountants; and

     3. To transact any other business that may properly come before the meeting.

By Order of the Board of Directors



David E. Stoll                                                 November 19, 1999
Secretary

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Admittance to the meeting will be limited to the shareholders eligible to vote or their authorized representative(s). An admission ticket is attached to the proxy card for this purpose. Beneficial owners holding shares through an intermediary such as a bank or broker will be admitted upon proof of ownership.

                                PROXY STATEMENT

This Proxy Statement and the accompanying proxy card are being mailed beginning November 19, 1999, to owners of shares of Delco Remy International, Inc. (the "Company") Class A Common Stock in connection with the solicitation of proxies by the Board of Directors for the 1999 Annual Meeting of Shareholders. This proxy procedure is necessary to permit all Class A Common Stock shareholders, many of whom live throughout the United States and in foreign countries and are unable to attend the Annual Meeting, to vote. The Board of Directors encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.

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                                    CONTENTS

                                                                                            Page
Voting Procedures.......................................................................      1
Corporate Governance....................................................................      2
Election of Directors (Item 1 on Proxy Card)............................................      3
Ratification of Appointment of Independent Accountants (Item 2 on Proxy Card)...........      5
Submission of Shareholder Proposals and Director Nominations............................      6
Executive Compensation..................................................................      6
Retirement Plans........................................................................     10
Other Forms of Compensation.............................................................     12
Stock Performance Graph.................................................................     14
Security Ownership of Certain Beneficial Owners and Directors and Officers..............     15
Executive Officers......................................................................     16
Section 16(a) Beneficial Ownership Reporting Compliance.................................     17
Employment Agreement....................................................................     17
Shareholders Agreement..................................................................     18
Compensation Committee Interlocks and Insider Participation.............................     18
Other Business..........................................................................     19

                        DELCO REMY INTERNATIONAL, INC.
                             2902 ENTERPRISE DRIVE
                            ANDERSON, INDIANA 46013

                               VOTING PROCEDURES

Your vote is very important. Your shares can only be voted at the Annual Meeting if you are present or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to assure that your shares will be represented. You may revoke this proxy at any time before it is voted, by written notice to the Secretary of the Company, by submission of a proxy bearing a later date, or by casting a ballot at the Annual Meeting. Properly executed proxies that are received prior to the Annual Meeting's adjournment will be voted in accordance with the directions provided. If no directions are given, your shares will be voted by one of the individuals named on your proxy card as recommended by the Board of Directors. If you wish to give a proxy to someone other than those named on the proxy card, you should cross out those names and insert the name(s) of the person(s), not more than four, to whom you wish to give your proxy.

Who can vote? Shareholders as of the close of business on November 19, 1999 are entitled to vote. On that day, approximately 18,118,058 shares of Class A Common Stock were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting. A list of shareholders eligible to vote will be available at the offices of Dechert Price & Rhoads, 30 Rockefeller Plaza, New York, New York 10112, beginning December 6, 1999. Shareholders may examine this list during normal business hours for any purpose relating to the Annual Meeting.

What shares are included in the proxy card? The proxy card represents all the shares of Class A Common Stock registered to your account. Each share of Class A Common Stock that you own entitles you to one vote.

How are votes counted? The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares of common stock entitled to vote, is represented. Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached. "Broker non-votes" occur when nominees, such as banks and brokers, holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners by ten days before the Annual Meeting. In this event, the nominees may vote those shares only on matters deemed routine by the New York Stock Exchange, such as the election of Directors and ratification of the appointment of independent accountants. On non-routine matters, nominees cannot vote and there is a so-called "broker non-vote" on that matter. Because proposals must be approved by a majority of the votes cast, broker non-votes and abstentions have no effect on a proposal's outcome. Because Directors are elected by a plurality of the votes cast, votes withheld from some or all nominees for Director could have an effect on the outcome of the election.

Who will count the vote? The Company's transfer agent, American Stock Transfer & Trust Company, and ADP Investor Communication Services will tally the vote, which will be certified by an independent Inspector of Election.

Is my vote confidential? Proxies, ballots and voting tabulations are available for examination only by the independent Inspector of Election and tabulators. Your vote will not be disclosed to the Board or management of the Company except as may be required by law.

Who is soliciting this proxy? Solicitation of proxies is made on behalf of the Board of Directors of the Company, and the cost of preparing, assembling, and mailing the notice of Annual Meeting, proxy statement, and form of proxy will be borne by the Company. In addition to the use of mail, proxies may be solicited by directors, officers and regular employees of the Company, without additional compensation, in person or by telephone or other electronic means. The Company will reimburse brokerage houses and other nominees for their expenses in forwarding proxy material to beneficial owners of the Company's stock.

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                             CORPORATE GOVERNANCE

In accordance with Delaware General Corporation Law and the Company's Certificate of Incorporation and Bylaws, the Company's business, property and affairs are managed under the direction of the Board of Directors. Although Directors are not involved in the day-to-day operating details, they are kept informed of the Company's business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by the Chairman and other officers of the Company at meetings of the Board of Directors and committees of the Board.

Meetings of the Board. The Board of Directors held 6 meetings in fiscal year 1999. Each of the incumbent Directors attended at least 75% of the Board and committee meetings to which the Director was assigned, except that Mr. Cashin attended less than 75% of the Board and committee meetings to which he was assigned. The incumbent Directors in the aggregate attended 92% of their Board and assigned committee meetings.

Committees of the Board. The Board of Directors has established two standing committees.

Audit Committee -- recommends the independent accountants to conduct the annual audit of the books and accounts of the Company, and reviews the adequacy of the Company's financial reporting, accounting systems and controls. The Audit Committee also evaluates the Company's internal and external auditing procedures. The Committee held two meetings during fiscal year 1999. Current members of the Committee are Messrs. Billig, Gerrity and Delaney.

Compensation Committee -- reviews and approves salary and other compensation of officers and administers certain benefit plans. The Compensation Committee also has the authority to administer, grant and award stock options under the Company's stock option plans, subject to approval of the

Board of Directors. The Committee held one meeting during fiscal year 1999. Current members of the Committee are Messrs. Billig, Cashin and Delaney.

Director Compensation and Other Certain Relationships and Related Transactions. Directors do not receive compensation for their services as directors, except that Messrs. Gerrity and Billig received $320,000 and $200,000, respectively, during fiscal year 1999 for services relating to special projects (in connection with acquisitions and strategic alliances) undertaken by them at the direction of the Board of Directors in their capacities as directors, and Mr. Schultz was paid $28,000 in fiscal year 1999 for services rendered as a director of the Company. Mr. Schultz is entitled to receive an annual fee of $25,000 plus $1,000 for attendance in person at each quarterly meeting of the Board of Directors. Outside directors of the Company are also entitled to receive stock options for Class A Common Stock pursuant to the 1997 Non-Qualified Stock Option Plan for Non-Employee Directors. No options were granted under such plan during fiscal year 1999.

Shareholders Agreement. Citicorp Venture Capital Ltd. ("CVC"), World Equity Partners, L.P., MASG Disposition, Inc. (formerly MascoTech Automotive Systems Group, Inc.) ("MASG"), Mr. Sperlich, Mr. Gerrity and certain other individuals are parties to a Second Amended and Restated Securities Purchase and Holders Agreement dated March 22, 1998 (the "Shareholders Agreement") whereby they have agreed to vote their shares in such a manner so as to elect the entire Board of Directors of the Company. The parties to the Shareholders Agreement beneficially own over 50% of the outstanding shares of Class A Common Stock and, consequently, are able to elect the entire Board of Directors of the Company.

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                             ELECTION OF DIRECTORS
                             ITEM 1 ON PROXY CARD

The Company's directors are elected at each annual meeting and hold office until the next election. Each of the 7 nominees is currently a director of the Company. The person named on the accompanying form of proxy will vote the shares for the nominees, unless you instruct otherwise. Each nominee has consented to stand for election and the board does not anticipate that any nominee will be unavailable to serve. In the event that one or more of the nominees should become unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for the remaining nominees and any substitute nominee(s) designated by the Board. Director elections are determined by a plurality of the votes cast.

The following biographies provide a brief description of each nominee's principal occupation and business experience, age (as of November 1, 1999), and directorships held in other public corporations.

The Board of Directors recommends a vote FOR each of the listed nominees.

NOMINEES
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Harold K. Sperlich, Chairman of the Board of Directors. Mr. Sperlich has been Chairman of the Board of Directors since the Company's inception in 1994. Since retiring from Chrysler Corporation in 1988, having served as its President, Mr. Sperlich has served as a consultant to the automotive industry. Before joining Chrysler in 1977, Mr. Sperlich held several senior administrative and operating posts with Ford Motor Company. Age: 69
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Thomas J. Snyder, President, Chief Operating Officer and Director. Mr. Snyder has been President and Chief Operating Officer since the Company's inception in 1994. From 1962 to 1994, Mr. Snyder held several aftermarket and OEM executive positions with the Delco Remy Division of General Motors Corporation, most recently as Product Manager, Heavy Duty Systems. He is a member of the board of St. John's Health Systems and a director of CLARK Material Handling Company.
Age: 55
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E.H. Billig, Vice Chairman of the Board of Directors. Mr. Billig has been Vice Chairman of the Board of Directors since the Company's inception in 1994. Mr. Billig has been Chief Executive Officer and Chairman of the Board of MSX International, Inc. since 1997. He was formerly President and Chief Operating Officer of MascoTech, Inc. He is also a director of Titan Wheel International, Inc. and OEA, Inc. Age: 72
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Richard M. Cashin, Jr., Director. Mr. Cashin has been a director since the Company's inception in 1994. Mr. Cashin has been President since 1994, and a Managing Director for more than the past five years, of CVC. In addition, Mr. Cashin serves as a director of Levitz Furniture Incorporated (which filed a voluntary petition for bankruptcy on September 5, 1997), Lifestyle Furnishings International Ltd., Fairchild Semiconductor Corporation, Freedom Forge, Cable Systems International, Euromax International, Plc., Hoover Group, Inc., Thermal Engineering, Gerber Childrenswear Inc., JAC Holdings, GVC Holdings, Delta Terminal Services, MSX International, Inc., and Titan Wheel International, Inc.
Age: 46
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Michael A. Delaney, Director. Mr. Delaney has been a director since the Company's inception in 1994. Mr. Delaney has been a Managing Director of CVC since 1997 and a Vice President for more than the past five years. Mr. Delaney is also a director of GVC Holdings, JAC Holdings, CORT Business Services, Inc., Palomar Technologies, Inc., SC Processing, Inc., Triumph Group, Inc., CLARK Material Handling Inc., MSX International, Inc., Ballantrae Corporation, International Knife and Saw Inc., AmeriSource Health Corporation, Great Lakes Dredge and Dock

Corporation, Trianin Inc., Allied Digital Technologies Inc., ChipPac Inc. and Paper Pak Products Inc. Age: 45
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James R. Gerrity, Director. Mr. Gerrity has been a director since the Company's inception in 1994. From 1986 to 1993, Mr. Gerrity was President and a director of Dyneer Corporation. Mr. Gerrity currently is a director of Palomar Technologies Corporation, Wescor Graphics, Inc. and Ballantrae Corporation.
Age: 58
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Robert J. Schultz, Director. Mr. Schultz became a director in 1997. Mr. Schultz retired as Vice Chairman and a member of the Board of Directors of General Motors Corporation ("GM") in 1993. Mr. Schultz joined GM in 1955 and served as Group Executive of Chevrolet-Pontiac-GM of Canada and General Manger of GM's Delco Electronics Division. Mr. Schultz is also Chairman of the Board of OEA, Inc. and a member of the Board of Trustees of California Institute of Technology. Age: 69

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                        RATIFICATION OF APPOINTMENT OF
                            INDEPENDENT ACCOUNTANTS
                             ITEM 2 ON PROXY CARD

Subject to shareholder ratification, the Board of Directors, acting upon the recommendation of the Audit Committee, has reappointed the firm of Ernst & Young LLP, Certified Public Accountants, as independent accountants to examine the financial statements of the Company for the fiscal year 2000. Ratification requires the affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting thereon. Unless otherwise specified by the shareholders, the shares of stock represented by the proxy will be voted for ratification of the appointment of Ernst & Young LLP as independent accountants to audit and report upon the financial statements of the Company for fiscal year 2000. If this appointment is not ratified by shareholders, the Audit Committee may reconsider its recommendation.

One or more representatives of Ernst & Young LLP are expected to be at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR ratification.

                    SUBMISSION OF SHAREHOLDER PROPOSALS AND
                             DIRECTOR NOMINATIONS

Shareholders wishing to have a proposal included in the Board of Directors' 2000 Proxy Statement must submit the proposal so that the Secretary of the Company receives it no later than 120 days prior to the anniversary of the prior year's Annual Meeting. The Securities and Exchange Commission rules set forth standards as to what shareholder proposals are required to be included in a proxy statement. Shareholders wishing to make a nomination for election to the board of directors must submit written notice of the shareholder's intention to make such nomination so that the Chairman of the Board receives it not less than 60 days nor more than 90 days prior to the annual meeting at which such nomination is to occur. Shareholders wishing to have a proposal presented at an annual meeting must submit the proposal so that the Secretary of the Company receives it not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided; however, that in the event that the date of the meeting is changed by more than 30 days from such anniversary date, notice by the shareholder must be received no later than the close of business on the 10th day following the earlier of the date on which notice of the date of the meeting was mailed or public disclosure was made. The Company's Bylaws set forth certain informational requirements for shareholders' nominations of directors and proposals.

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                             EXECUTIVE COMPENSATION

                      REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS
                           ON EXECUTIVE COMPENSATION

Report of the Compensation Committee of the Board of Directors on Executive Compensation

     Role of Committee. The Compensation Committee of the Board of Directors (the "Committee") establishes, oversees and directs the Company's executive compensation programs and policies and administers the Company's stock option plans. The Committee seeks to align executive compensation with Company objectives and strategies, management programs, business financial performance and enhanced shareholder value. The Committee consists of independent outside directors, none of whom is or was an officer or employee of the Company.

     The Committee's objectives include (i) attracting and retaining exceptional individuals as executive officers and (ii) providing key executives with motivation to perform to the full extent of their abilities in an effort to maximize Company performance to deliver enhanced value to the Company's shareholders. The Committee believes it is important to place a greater percentage of executive officers' compensation at risk than that of non-executives by tying executive officers' compensation directly to the performance of the business and value of the Common Stock.

Executive compensation consists primarily of an annual salary, bonuses linked to the performance of the Company and long-term equity-based compensation.

     Compensation. The annual salaries of the Company's executive officers are set at levels designed to attract and retain exceptional individuals by rewarding them for individual and Company achievements. The Committee reviews the annual salary of each executive officer in relation to such officer's performance and previous salaries and general market and industry conditions or trends and makes appropriate adjustments. The Committee reviews executive officers' salaries annually to adjust such salaries based on each executive officer's past performance, expected future contributions, the scope and nature of responsibilities of, including changes in such responsibilities, and competitive compensation data relating to such executive officer.

     The Committee believes that a portion of the executives' compensation should be tied to the financial results of the Company in order to reward individual performance and overall Company success. Each year, objective targets are established for each offficer. Such targets include the Company's financial targets, such as revenue, earnings and return on assets, as well as individual strategic and operating targets. Additionally, a portion of each officer's bonus is based on subjective criteria particular to each officer's individual operating responsibilities.

     The Company has employee stock option plans in order to offer key employees the opportunity to acquire an equity interest in the Company, thereby aligning the interests of these employees more closely with the long term interests of shareholders. Awards under these employee stock option plans may be in the form of options, restricted stock or stock appreciation rights. Options, which have a fixed exercise price and vest over a five-year period and have an exercise price equal to the market value of the Common Stock on the date of grant, were granted to executive officers and other key employees in 1999.

     1999 Chairman of the Board. The Committee determined the 1999 compensation of Mr. Sperlich, Chariman of the Board, in accordance with the above discussion. In addition, the Committee based Mr. Sperlich's bonus on his overall leadership and management of the Company.

     Deductibility of Compensation. Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the deductibility of compensation paid to executive officers of public companies. The Committee believes that all of the compensation awarded to the Company's executive officers will be fully deductible in accordance with this limit.

                                               COMPENSATION COMMITTEE
                                               E.H. Billig
                                               Richard M. Cashin, Jr.
                                               Michael A. Delaney

                              COMPENSATION TABLES

Executive Compensation

The following table sets forth, for the fiscal years ending July 31, 1999, 1998 and 1997, certain information regarding the cash compensation paid by the Company, as well as certain other compensation paid or accrued for such year, to each of the executive officers of the Company named below, in all capacities in which they served.

                          Summary Compensation Table

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Dollars in Thousands
                                                                                      Long
                                                                Annual                Term
                                                             Compensation         Compensation
                                                             ------------         ------------
                       (a)                           (b)     (c)      (d)              (g)                (i)

Name and                                                                           Securities          All Other
Principal Position                                  Year   Salary    Bonus     Underlying Options    Compensation
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Harold K. Sperlich                                  1999   $295.0   $292.4           7,000              $23.9(1)
   Chairman of the Board                            1998   $275.0   $280.5           6,900              $29.6(1)
                                                    1997   $247.5   $292.3              --              $17.2(1)

Thomas J. Snyder                                    1999   $295.0   $292.4           7,000              $13.8(2)
   President and Chief Operating Officer            1998   $275.0   $280.5           6,900              $ 9.7(2)
                                                    1997   $247.5   $292.3              --              $ 5.4(2)

David L. Harbert                                    1999   $275.0   $163.5           6,000              $17.7(3)
   Executive Vice President                         1998   $250.0   $153.0           6,300              $15.8(3)
   and Chief Financial Officer                      1997   $235.0   $166.0              --              $ 7.5(3)

Joseph P. Felicelli (4)                             1999   $235.0   $ 92.4           5,000              $13.7(5)
   Group Vice President, Aftermarket                1998   $193.3   $115.3           5,500              $ 8.8(5)
                                                    1997       --       --              --                 --

Susan E. Goldy (6)                                  1999   $230.0   $136.7           3,500              $23.1(7)
   Vice President and General Counsel               1998   $225.2   $125.3           5,300              $22.6(7)
                                                    1997   $108.1   $ 59.5              --              $ 7.1(7)
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(1) "All Other Compensation" for Mr. Sperlich in fiscal years 1999, 1998 and 1997, respectively, includes the following: (i) $5,509, $1,375 and $963 in matching contributions under the Company's 401(k) Plan; (ii) $2,000, $3,146 and $2,292 in salaried medical retiree benefits; and (iii) $16,385, $25,040 and $13,986 in premiums paid under a life insurance policy.

(2) "All Other Compensation" for Mr. Snyder in fiscal years 1999, 1998 and 1997, respectively, includes the following: (i) $5,875, $2,578 and $2,236 in matching contributions under the Company's 401(k) Plan; and (ii) $7,947, $7,139 and $3,197 in premiums paid under a life insurance policy.

(3) "All Other Compensation" for Mr. Harbert in fiscal years 1999, 1998 and 1997, respectively, includes the following: (i) $8,253, $2,406 and $2,150 in matching contributions under the Company's 401(k) Plan; (ii) $2,000, $3,042 and $2,167 in salaried medical retiree benefits; and (iii) $7,433, $10,302 and $3,197 in premiums paid under a life insurance policy.

(4)  Mr. Felicelli joined the Company in September 1997.

(5) "All Other Compensation" for Mr. Felicelli in fiscal years 1999 and 1998, respectively, includes the following: (i) $6,919 and $3,850 in matching contributions under the Company's 401(k) Plan; (ii) $2,000 and $2,000 in salaried medical retiree benefits; and (iii) $4,759 and $2,967 in premiums paid under a life insurance policy.

(6)  Ms. Goldy joined the Company in February 1997.

(7) "All Other Compensation" for Ms. Goldy includes the following: (i) $4,211 and $3,097 in matching contributions under the Company's 401(k) Plan in fiscal years 1999 and 1998, respectively; (ii) $2,000 and $2,700 in salaried medical retiree benefits in fiscal years 1999 and 1998, respectively; (iii) $2,240 and $1,567 in premiums paid under a life insurance policy in fiscal years 1999 and 1998, respectively; and (iv) $14,622, $15,233 and $7,137 in living allowances in fiscal years 1999, 1998 and 1997, respectively.

Stock Options

The following table sets forth information regarding 1999 fiscal year-end option values for each of the executive officers named below:

                     1999 Aggregated Option/SAR Exercises
                         and Year-End Option/SAR Value

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                                                        Number of Unexercised             Value of Unexercised
                             Shares       Value       Options/SARs at Year-End            In-the-Money Options/
                          Acquired on   Realized            (# of Shares)                SARs at Year-End(1) ($)
                                                    ----------------------------    -------------------------------
Name                      Exercise (#)    ($)       Exercisable    Unexercisable    Exercisable      Unexercisable
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Harold K. Sperlich            0            0           1,380           12,520            0                 0
Thomas J. Snyder              0            0           1,380           12,520            0                 0
David L. Harbert              0            0           1,260           11,040            0                 0
Joseph P. Felicelli           0            0           1,100            9,400            0                 0
Susan E. Goldy                0            0           1,060            7,740            0                 0
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(1) These year-end values represent the difference between the fair market value of common stock subject to options (based on the stock's closing price on the New York Stock Exchange on July 31, 1999) and the exercise prices of the options. "In-the-money" means that the fair market value of the stock is greater than the option's exercise price on the valuation date.

The following table sets forth information regarding stock options granted under the 1997 Stock-Based Incentive Compensation Plan during the fiscal year 1999 to the executive officers of the Company named below:


                                                             1999 Option/SAR Grants
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                                                               Individual Grants
                                     ----------------------------------------------------------------------
                                     Number of Securities       % of Total
                                          Underlying           Options/SARs       Exercise or                    Grant Date
                                         Options/SARs           Granted to        Base Price     Expiration       Value(2)
                                        Granted(1) (#)          Employees          ($/Share)        Date            ($)
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Harold K. Sperlich                         7,000                  3.12%             $11.75        12/04/08         $38,150
Thomas J. Snyder                           7,000                  3.12%             $11.75        12/04/08         $38,150
David L. Harbert                           6,000                  2.68%             $11.75        12/04/08         $32,700
Joseph P. Felicelli                        5,000                  2.23%             $11.75        12/04/08         $27,250
Susan E. Goldy                             3,500                  1.56%             $11.75        12/04/08         $19,075
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(1) The Options become exercisable at a rate of 20% each year, beginning December 4, 1999.
(2) Present values were calculated using the Black-Scholes American option valuation method. The actual value, if any, that an executive officer may receive is dependent on the excess of the stock price over the exercise price. Use of this model should not be viewed as a forecast of the future performance of the Company's stock price. The estimated grant date present value of each stock option is $5.45 based on the following defined option terms and assumptions: (a) a stock price of $11.75; (b) an exercise price of $11.75; (c) an expected life of 8 years; (d) an estimated risk-free interest rate of 5.00%; (e) a dividend yield of 0% representing the stock's current yield; and (f) an estimated stock price volatility rate of .300.

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                                RETIREMENT PLANS

Delco Remy America, Inc., a wholly owned subsidiary of the Company ("DRA"), established the Delco Remy America Salaried Retirement Plan (the "Retirement Plan") primarily to provide eligible salaried employees with a monthly pension benefit after retirement for life. Except for eligible employees who transferred to DRA directly from General Motors Corporation ("GM") and began immediate participation, generally all employees of DRA who are compensated on a salaried basis are eligible to participate in the Retirement Plan after completing one year of service and attaining age 21. The Retirement Plan is a defined benefit, tax-qualified plan under section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and contributions to the Plan generally are deductible for income tax purposes for the year contributed, and benefits are not taxable to employees until paid.

The standard retirement benefit under the Retirement Plan is a monthly, single life annuity starting at age 65, equal to 1.25 % of an employee's average monthly pay multiplied by the employee's years of service with DRA. Average monthly pay is generally based on the employee's 60-consecutive month highest average base pay during the ten-year period before retirement. The benefit for certain long-service GM employees who transferred to DRA, however, is not less than $60 times their years of service with DRA. Under the Code the annual benefit provided by the Retirement Plan cannot exceed the lesser of $130,000 or 100% of compensation (subject to certain further limitations under the Retirement Plan and Code). Eligible employees generally may retire on or after age 55 with 10 years of service, with their monthly Retirement Plan benefit actuarially reduced if payment actually starts prior to age 62. Employees who terminate with less than five years of service forfeit any benefits which they may have accrued, and such forfeitures are used to offset future contributions otherwise required to fund the Plan. Certain late retirement, death and disability benefits also may be paid under the Retirement Plan.

The years of credited service as of July 31, 1999 for each of the named executive officers of the Company were Harold K. Sperlich - 5 years; Thomas J. Snyder - 37 years; David L. Harbert - 5 years; Joseph P. Felicelli - 2 years; and Susan E. Goldy - 2.6 years.

DRA established the Delco Remy America, Inc. Supplemental Executive Retirement Plan (the "Supplemental Plan"), effective as of August 1, 1997. The Supplemental Plan provides additional retirement benefits to an employee of the Company who was employed in a key executive or managerial position and/or was highly compensated, who had experienced reductions in retirement benefits due to limitations imposed by the Code. The benefit is based on a formula taking into account the individual's base compensation and years of service with the Company and GM. Payments are made in an installment amount to be provided for 15 years, payable in 60 equal quarterly installments starting with the calendar quarter of the individual's retirement date. In the event of the individual's death on or after his retirement, the benefit will be paid to his beneficiary in a single lump sum payment equal to the present value, as of the time of death, of any remaining installments, based on an 8% interest rate assumption, as soon as administratively feasible after the participant's death. The participant forfeits any and all rights he may have to his benefits in the event he engages in competition (as defined in the Supplemental Plan) or is terminated (or could be terminated) for cause (as defined in the Supplemental Plan) even though the individual is in pay status under the Plan.

The following table shows estimated annual retirement benefits that would be payable to participants under the Retirement Plan and, if applicable, the Supplemental Plan, upon normal retirement at age 65 under various assumptions as to final average annual compensation and years of credited service and on the assumption that benefits will be paid in the form of a single life annuity. The benefit amounts listed are not subject to any deduction for Social Security benefits.

                         Estimated Annual Retirement Benefits (in dollars)
---------------------------------------------------------------------------------------------
                                                        Years of Service
                                        -----------------------------------------------------
       Final Average Compensation          10         15         20         30          40
---------------------------------------------------------------------------------------------
100,000..............................    12,500     18,750     25,000     37,500      50,000
                                        -----------------------------------------------------
150,000..............................    18,750     28,125     37,500     56,250      75,000
                                        -----------------------------------------------------
200,000..............................    45,440     55,440     65,440     85,440     105,440
                                        -----------------------------------------------------
250,000..............................    45,440     55,440     65,440     85,440     105,440
                                        -----------------------------------------------------
300,000..............................    45,440     55,440     65,440     85,440     105,440
                                        -----------------------------------------------------
350,000..............................    45,440     55,440     65,440     85,440     105,440
                                        -----------------------------------------------------
400,000..............................    45,440     55,440     65,440     85,440     105,440
                                        -----------------------------------------------------
500,000..............................    45,440     55,440     65,440     85,440     105,440
                                        -----------------------------------------------------
600,000..............................    45,440     55,440     65,440     85,440     105,440
                                        -----------------------------------------------------
700,000..............................    45,440     55,440     65,440     85,440     105,440
---------------------------------------------------------------------------------------------

================================================================================

                          OTHER FORMS OF COMPENSATION

401(k) Plan. The Company established the Salaried 401(k) Savings Plan (the "401(k) Plan") to allow eligible employees to help meet their long-term savings needs. Except for eligible employees who transferred to DRA directly from GM and began immediate participation, generally all employees who are compensated on a salaried basis are eligible to participate in the 401(k) Plan after completing three months of continuous employment. The 401(k) Plan is a defined contribution, tax-qualified plan under section 401(a) of the Code with employer and employee pre-tax contributions deductible by the Company for income tax purposes for the year contributed, and such contributions and earnings thereon are not taxable to employees until paid to them.

An employee in the 401(k) Plan may elect to have from 1% to 20% of base salary contributed from pay to the 401(k) Plan on a pre-tax, after-tax, or combination of pre-tax and after-tax, basis, and receive a 50% matching contribution on the sum of the employee's pre-tax and after-tax contributions up to 6% of base salary. Under the Code, the total contributions allocated to an employee's account for a plan year cannot exceed the lesser of $30,000 or 25% of the employee's compensation, and the employee's pre-tax contributions are limited in a calendar year to $10,000 (subject to cost of living increases under the Code).

Employees are immediately 100% vested in their 401(k) Plan benefits except for matching contributions, which vest at 20% a year over five years, and retiree medical care contributions, which vest after the earliest of five years of service, death, attaining age 65, or attaining an early retirement date under the Retirement Plan. Any forfeitures which may result under the 401(k) Plan are used to reduce future Company contributions. Employees generally may withdraw their vested benefits from the 401(k) Plan on termination of employment, retirement, or death, and may also under certain circumstances withdraw benefits while still employed (including certain financial hardship, plan loan and pre- and post-age 59 1/2, withdrawals). Until fully withdrawn, employees may direct the investment of their 401(k) Plan benefits among a broad range of investment funds.

Executive Incentive Plan. The Company's executives participate in an Executive Incentive Plan by which they are entitled to receive certain percentages of their base compensation as a bonus if a designated target or objective is met. Designated targets related to earnings, return on invested capital and/or strategic objectives are set by the Compensation Committee at the beginning of each year, based on the prior year's results. The Executive Incentive Plan provides that if a target is exceeded, then any bonus payable under the plan is commensurately increased, subject to a cap.

Stock-Based Incentive Plan. The Company also has adopted the 1997 Stock-Based Incentive Plan (the "Stock-Based Incentive Plan") that provides for discretionary grants or awards of options to purchase stock, stock appreciation rights that reflect the appreciation in the value of Common Stock ("SARs"), and restricted stock to employees and independent contractors (other than certain directors) of the Company. Under the Stock-Based Incentive Plan, 1,224,000 shares of Common Stock may be subject to awards, and no more than 85,680 shares of Common Stock may be subject to awards to any single individual in any one year. Such options, SARs and restricted stock will be awarded based on performance and with vesting schedules to be determined at the time of grant.

Under the Stock-Based Incentive Plan, the exercise price of options will not be less than the fair market value of the Common Stock on the date of grant. Options will be subject to vesting provisions as specified in an applicable option agreement. Options granted under the Stock-Based Incentive Plan may be designated, for federal income tax purposes, either as non-qualified stock options or as incentive stock options as defined in Section 422 of the Code.
The Stock-Based Incentive Plan will permit, with the consent of the Compensation Committee, the exercise of options by delivery of shares of Common Stock owned by the optionee or by the withholding of such shares of Common Stock upon exercise of the option in lieu of, or in addition to, cash. The Stock-Based Incentive Plan will permit the Compensation Committee to adjust the number and kind of shares subject to awards in the event of a reorganization, merger, consolidation, reclassification, stock split, stock dividend or combination of shares.

                            STOCK PERFORMANCE GRAPH

     COMPARISON OF SEVEN QUARTER CUMULATIVE TOTAL RETURN* AMONG DELCO REMY
                             INTERNATIONAL, INC.,
      THE S & P 500 INDEX, THE S & P AUTO PARTS & EQUIPMENT INDEX AND THE
                          S & P TRUCKS & PARTS INDEX

The following graph presents a comparison of the Company's stock performance with that of the Standard & Poor's 500 Index, the Standard & Poor's Auto Parts & Equipment Index and the Standard & Poor's Trucks & Parts Index from the date of the Company's initial public offering, December 17, 1997, through July 30, 1999.

                                                            Cumulative Total Return
                                   -------------------------------------------------------------------------
                                   12/17/97 1/30/98  4/30/98  7/31/98  10/30/98  1/29/99   4/30/99   7/30/99
DELCO REMY INTERNATIONAL, INC.     100.00   105.21   133.33   116.67    93.23     78.65     81.77     85.42
S & P 500                          100.00   101.53   115.14   116.07   113.79    132.53    138.28    137.61
S & P AUTO PARTS & EQUIPMENT       100.00    99.16   124.39   154.50   130.82    169.41    121.95    121.95
S & P TRUCK & PARTS                100.00   100.12   101.77    85.84    68.82     70.65    108.72    108.72

* $100 INVESTED ON 12/17/97 IN STOCK OR ON 11/30/97 IN INDEX - INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING JULY 31.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                       OWNERS AND DIRECTORS AND OFFICERS

The following table sets forth information as of October 1, 1999, with respect to shares of each class of Common Stock beneficially owned by (i) each person or group that is known to the Company to be the beneficial owner of more than 5% of each class of outstanding Common Stock, (ii) each director and named executive officer of the Company and (iii) all directors and executive officers of the Company as a group. Unless otherwise specified, all shares are directly held. Each share of Class A Common Stock is convertible into one share of Class B Common Stock, and each share of Class B Common Stock is convertible into one share of Class A Common Stock.

                                                                          Class B
                                                                          Common
                                          Class A Common Stock (1)        Stock            Combined (1)
                                          -------------------------     ----------      ----------------------
                                           Shares Owned    Percent     Shares Owned     Shares Owned  Percent
                                          --------------  ---------  -----------------  ------------  --------
Citicorp Venture Capital Ltd.                  3,607,343       18.2%         6,278,055     9,885,398      37.9%
     399 Park Avenue
     New York, NY  10043
MASG Disposition, Inc...................       3,025,391       15.3%                --     3,025,391      11.6%
     21001 Van Born Road
     Taylor, MI  48180
World Equity Partners, LP(2)............       1,680,000        8.5%                --     1,680,000       6.4%
     399 Park Avenue
     New York, NY  10043
Harold K. Sperlich (3)(4)...............         802,624        4.1%                --       802,624       3.1%
Thomas J. Snyder (3)(5).................         426,160        2.2%                --       426,160       1.6%
David L. Harbert (3)....................         147,520           *                --       147,520          *
Joseph P. Felicelli (3).................          53,700           *                --        53,700          *
Susan E. Goldy (3)......................          55,720           *                --        55,720          *
James R. Gerrity (6)....................         543,267        2.7%                --       543,267       2.1%
E.H. Billig (7).........................         257,000        1.3%                --       257,000          *
Richard M. Cashin, Jr. (8)..............         318,697        1.6%                --       318,697       1.2%
Michael A. Delaney (8)..................          78,571           *                --        78,571          *
Robert J. Schultz.......................          77,280           *                --        77,280          *
All directors and executive
 officers as a group
(14 persons) (3)........................       3,089,969       15.6%                --     3,089,969      11.8%

*    Represents less than 1%

(1) Does not include up to 1,324,000 shares of Class A Common Stock that are subject to certain stock option plans, except as noted in footnote (3) below, or 1,680,000 shares issuable upon exercise of certain warrants except that, in the case of the warrants, with respect to World Equity Partners, L.P. such 1,680,000 shares are included.

(2)  Represents warrants to acquire Class A Common Stock.

(3) Common Stock and the percent of class listed as beneficially owned by the Company's executive officers include outstanding options to purchase Common Stock which are exerecisable within 60 days of November 1, 1999, as follows: Harold K. Sperlich - 4,160 shares; Thomas J. Snyder - 4,160 shares; David L. Harbert - 3,720 shares; Joseph P. Felicelli - 3,200 shares; Susan E. Goldy -2,820 shares; Roderick English - 3,000 shares; David E. Stoll - 1,400 shares; Patrick C. Mobouck - 3,220 shares; and Richard L. Stanley - 2,760 shares.

(4) Held as trustee under agreement dated February 4, 1985, as amended, with Harold K. Sperlich, as Settlor.

(5) Includes 84,000 shares held by Daisy Farm Limited Partnership of which Mr. Snyder is General Partner.

(6)  Includes 486,237 shares and 57,030 shares, respectively, held by the James
     R. Gerrity Living Trust and the Susan Gerrity Living Trust.

(7)  Held by The Billig Family Limited Partnership.

(8) Does not include shares beneficially held by CVC, World Equity Partners, L.P. or CCT Partners I, L.P. which may be deemed to be beneficially owned by Messrs. Delaney and Cashin. Messrs. Delaney and Cashin disclaim beneficial ownership of shares held by CVC or World Equity Partners, L.P.

================================================================================

                              EXECUTIVE OFFICERS

The executive officers of the Company are as follows:

Harold K. Sperlich, Chairman of the Board of Directors. Mr. Sperlich is described above as a nominee for director.

Thomas J. Snyder, President, Chief Operating Officer and Director. Mr. Snyder is described above as a nominee for director.

David L. Harbert, Executive Vice President and Chief Financial Officer. Mr. Harbert has been the Executive Vice President and Chief Financial Officer of the Company since October 1994. Before joining the Company, Mr. Harbert was Senior Vice President and Chief Financial Officer of Applied Power Inc. since 1992 and, prior to that, served as Vice President and Chief Financial Officer of System Software, Inc. since 1990. Age: 57

Joseph P. Felicelli, Group Vice President, Aftermarket. Mr. Felicelli has been Group Vice President since September 1997. Prior to joining the Company, Mr. Felicelli served in various management positions for Cooper Industries. Age: 53

Susan E. Goldy, Esquire, Vice President and General Counsel. Ms. Goldy has been Vice President and General Counsel since February 1997. Before joining the Company, she was an associate, and since 1993, was a partner in the law firm of Dechert Price & Rhoads. Age: 45

Roderick English, Sr. Vice President, Human Resources and Communications. Mr. English has been Senior Vice President of Human Resources and Communications since November 1997. Prior to that Mr. English had been Senior Vice President of Human Resources and

Communications at Delco Remy America since the Company's inception in 1994. Mr. English joined the Delco Remy Division of GM in 1976 and became Plant Manager of plant 17 in 1992. Prior to that, Mr. English served as Divisional Manager of Labor Relations since 1989. Age: 47

David E. Stoll, Vice President, Controller and Secretary. Mr. Stoll has been Vice President, Controller and Secretary since the Company's inception in 1994. Prior to joining the Company, he was Vice President of Finance of Dyneer Corporation since 1987 and, prior to that, served as corporate controller since 1973. Age: 57

Patrick C. Mobouck, Vice President-Managing Director, Europe. Mr. Mobouck has been Vice President-Managing Director, Europe since July 1997. He has also been Chairman of Autovill since August 1997. Before joining the Company, Mr. Mobouck was with Monroe Auto Equipment since 1988, most recently as Managing Director-Europe, Middle East and Africa. Age: 45

Richard L. Stanley, President, Delco Remy America. Mr. Stanley has been President of Delco Remy America since November 1998. Prior to that, Mr. Stanley had been Senior Vice President, Automotive Systems since the Company's inception in 1994. Mr. Stanley joined the Delco Remy Division of GM in 1978, serving most recently as Director of Customer Programs since 1992 and as European Chief Engineer since 1988. Age 43

================================================================================

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the Securities and Exchange Commission require the Company to disclose late filings of stock transaction reports by its executive officers and Directors. Based solely on a review of reports filed by the Company on these individuals' behalf and written representations from them that no other reports were required, all Section 16(a) filing requirements have been met during fiscal year 1999.

================================================================================

                             EMPLOYMENT AGREEMENT

The Company has entered into an Employment Agreement with Thomas J. Snyder which provides for his employment until 2000. Mr. Snyder's agreement will automatically extend for successive additional 12-month periods after July 2000 until notice by either the Company or Mr. Snyder. Mr. Snyder receives an annual base salary of $295,000, subject to merit increases as determined by the Board of Directors, plus annual performance bonuses as determined by the Board of Directors. The agreement provides that the executive may not engage in any business competitive with the Company while employed by the Company and for a period of one year thereafter.

                            SHAREHOLDERS AGREEMENT

CVC, World Equity Partners, L.P., MASG, Harold K. Sperlich, James R. Gerrity and certain other parties named therein as management investors (together with Messrs. Sperlich and Gerrity, the "Management Investors") (collectively the "Investors"), entered the Shareholders Agreement containing certain agreements among such shareholders with respect to the capital stock and corporate governance of the Company.

Pursuant to the Shareholders Agreement, the Investors agreed to vote their shares in favor of the Board of Directors of the Company being composed of seven directors as follows: Harold K. Sperlich (so long as he continues to serve as chairman of the Board of Directors); one individual nominated by MASG; two individuals nominated by CVC; James R. Gerrity (so long as he continues to serve as an officer or a consultant to the Company); Thomas J. Snyder (so long as he continues to serve as President of the Company); and one independent director.

So long as CVC owns at least 7% of the outstanding shares of Class A and Class B Common Stock, the Investors have agreed to vote their shares in favor of any proposal by CVC to remove directors nominated by CVC or to fill directorships vacated by directors nominated by CVC. So long as MASG owns at least 7% of the outstanding shares of Class A and Class B Common Stock, the Investors have agreed to vote their shares in favor of any proposal by MASG to remove directors nominated by MASG or to fill directorships vacated by directors nominated by MASG.

The Investors beneficially own over 50% of the outstanding shares of Class A Common Stock and, pursuant to the foregoing described provisions, are able to elect the entire Board of Directors of the Company.

The Shareholders Agreement also provides for certain restrictions on transfer by Management Investors, including, subject to certain exemptions, the right of the Company to repurchase shares held by Management Investors upon termination of employment prior to certain dates determined by the date on which each Management Investor purchased shares, in each case at a formula price, and the grant of a right of first refusal in favor of the Company in the event a Management Investor elects to transfer such Management Investor's shares of Class A and Class B Common Stock.

================================================================================

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

No member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries. To the Company's knowledge, there were no other relationships involving members of the Compensation Committee requiring disclosure in this section of this Proxy Statement.

                                OTHER BUSINESS

The Company is not aware of any other matters that will be presented for shareholder action at the Annual Meeting. If other matters are properly introduced, the person named in the accompanying proxy will vote the shares they represent in accordance with their judgment.


By Order of the Board of Directors


David E. Stoll
Secretary

November 19, 1999

                        DELCO REMY INTERNATIONAL, INC.
                   PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                               DECEMBER 16, 1999

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned shareholder of DELCO REMY INTERNATIONAL, INC., a Delaware corporation, does hereby constitute and appoint David E. Stoll and Susan E. Goldy, or any one of them, with full power to act alone and to designate substitutes, the true and lawful attorneys and proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of Class A Common Stock of Delco Remy International, Inc., which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at the New York Marriott Marquis Hotel, 1535 Broadway, New York, New York 10036, on December 16, 1999 at 11:00 a.m., and at any and all adjournments and postponements thereof, as follows:

(CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1 AND ITEM 2.

Please mark your vote as indicated in this example [X]

ITEM 1.    ELECTION OF DIRECTORS        VOTE FOR ALL*      WITHHELD FOR ALL
                                              [ ]                 [ ]

Nominees:
           Harold K. Sperlich
           Thomas J. Snyder
           E. H. Billig
           Richard M. Cashin, Jr.
           Michael A. Delaney
           James R. Gerrity
           Robert J. Schultz

* To withhold authority to vote for one or more nominee(s), write the name(s) of the nominee(s) below:

------------------------------------------------------------------------------

ITEM 2.    RATIFICATION OF INDEPENDENT ACCOUNTANTS FOR  AGAINST
                                                   [ ]    [ ]

ITEM 3.    OTHER MATTERS

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or at any adjournments thereof.

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEM 1 AND ITEM 2 AND WILL GRANT DISCRETIONARY AUTHORITY PURSUANT TO ITEM 3. NOTE:
PLEASE DATE THIS PROXY, SIGN YOUR NAME EXACTLY AS IT APPEARS HEREON, AND RETURN PROMPTLY USING THE ENCLOSED POSTAGE PAID ENVELOPE. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

Signature(s) Date ______________________________________________________________